Exhibit 99.1

GeoMet Announces Agreement to Sell Substantially All Remaining Assets

Houston, Texas — February 14, 2014 - GeoMet, Inc. (OTCQB: GMET NASDAQ: GMETP) (the “Company”) announced today that it has entered into an agreement to sell substantially all of its coalbed methane interests and other assets located in the Appalachian Basin in McDowell, Harrison, Wyoming, Raleigh, Barbour and Taylor Counties, West Virginia and Buchanan County, Virginia (the “Asset Sale”) to ARP Mountaineer Productions, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Atlas Resource Partners, L.P. (NYSE:ARP), a Delaware limited partnership for a purchase price of $107 million, subject to purchase price adjustments. The effective date of the Asset Sale is January 1, 2014, and it is expected to close in the second quarter of 2014 subject to the satisfaction of closing conditions and stockholder approval. The final net proceeds will be reduced after accounting for the cash flows from the effective date to the closing date. We expect to realize sufficient net proceeds to liquidate all outstanding liabilities. A significant portion of the asset sale proceeds will be required to repay the Company’s bank debt which currently totals approximately $71 million.

The Asset Sale will represent the sale of substantially all of the Company’s remaining assets. Delaware law requires the Asset Sale to be approved by a vote of the Company’s stockholders. A Special Meeting date of stockholders will be designated in the near future and will consist of two separate stockholder votes, both of which must be approved in order for the Asset Sale to proceed:

•                  At least 50% of the holders of the Company’s Series A Convertible Redeemable Preferred Stock (the “Preferred Stock”) must consent to the asset sale.  As of December 31, 2013, Sherwood Energy, LLC owned approximately 59% of the outstanding Preferred Stock.

•                  A majority of the capital stock having voting power will also be required to approve the Asset Sale. The holders of the Preferred Stock will vote together with the common stockholders as a single class. Each holder of the Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which the outstanding shares of Preferred Stock held by such stockholder on the record date are convertible into immediately prior to the vote.  As of December 31, 2013, holders of the Preferred Stock held approximately 53% of voting power on an as-converted basis.

The Company intends to continue to evaluate other strategic alternatives following the Asset Sale.  It is currently believed that the interests of the stockholders may be best served if a merger transaction can be identified and completed. Failing the ability to complete such a transaction, it is likely the Company would be liquidated under Delaware law.

Current net sales on these properties are approximately 22 MMcf per day. At September 30, 2013, using Securities and Exchange Commission guidelines, our net interests in these wells represented approximately 103.3 BCF of proved producing reserves.

Lantana Oil & Gas Partners was divestment advisor to GeoMet in this transaction. FBR Capital Markets & Co. also acted as financial advisor to GeoMet in connection with this transaction.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The possible sale of any, or all, of the Company’s coal bed methane interests is a forward looking statement. Except for statements of historical facts, all statements included in the document, including those preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such words are forward-looking statements.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the volatility of future natural gas prices, our ability to maintain production levels, increases in operating costs, environmental and other regulations, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com), or visit our website at www.geometinc.com.